EMPLOYMENT AGREEMENT WITH JACQUES S. MOSKOVIC

Parties:

RHI HOLDINGS, INC. ("RHI") and JACQUES S. MOSKOVIC. All references to "you" shall mean Jacques S. Moskovic.


Position:

Your position will be President of Fairchild's Advanced Technologies Division, reporting directly to the Chief Operating Officer of The Fairchild Corporation ("Fairchild").


Compensation:

Your base salary ("base salary") will be at a rate not less than $100,000 per year,
payable bi-weekly in accordance with Fairchild's usual payroll policies. Commencing as of July 1, 1994, but prorated from September 1, 1994 through
June 30, 1995, you will be eligible to participate in Fairchild's Executive
 Incentive
Compensation Plan, and to receive additional compensation ("incentive bonus") at a factor of 50% of your base salary, as the same shall be established from time to
time; provided, however, any incentive bonus to which you may from time to time be or become entitled, shall be computed as if your base salary were the greater of $190,000, or $190,000 plus an amount equal to any increase in your actual base
salary on a dollar for dollar basis.

Your base salary will be reviewed annually by the Fairchild Compensation and Stock Option Committee (the "Compensation Committee"), and adjustments, if any, to your base salary will be at the discretion of the Board of Directors.


Stock Options:

A recommendation shall be made to the Compensation Committee and to
Fairchild's board of Directors for an initial award to you of an option to acquire up
to 25,000 shares of Class A Common Stock of Fairchild, in accordance with the 1986 Non-Qualified and Incentive Stock Option Plan of Fairchild, as amended. This plan, provides, inter alia, for vesting of 25% of the shares subject to the option, on the first anniversary of the award, and for vesting of an additional
 25%
of the original number of shares subject to the option, on each anniversary thereafter.


Automotive Allowance:

You will be eligible to participate in the Fairchild Executive Automobile
 Ownership
Plan at a reimbursement rate ($650 per month) equal to that of other senior officers of Fairchild, other than the CEO.


Other Benefits:

You will be eligible to participate in all Fairchild employee benefit plans but only to
the extent that you do not receive comparable benefits under your employment arrangement with Fairchild France. Fairchild employee benefits include
 Fairchild's
Group Health Insurance Plan, Fairchild's Pension Plan, Fairchild's Long Term Disability Plan, and Fairchild's Savings Plan (401(k)), and to receive Fairchild paid
group life insurance (up to three times base salary).


Physical Examination:

You will be entitled to go the Greenbriar Clinic for an annual physical examination
at Fairchild expense.


Vacation:

You will be entitled to four weeks vacation per year, in accordance with the Fairchild vacation policy.


Change of Control:

As a senior office of Fairchild, you will be covered by a "Change in Control" provision including the same "triggers", and at the same level as other senior officers of Fairchild, other than the CEO. Any benefits available to you under such
provision shall be computed as if your base salary were the greater of $190,000, or $190,000 plus an amount equal to any increase in your actual base salary on a dollar for dollar basis.


Term:

The initial term of your employment shall commence as of September 1, 1994.


Termination:

If your employment shall be terminated for any reason other than Cause (as defined below), you shall be entitled to receive as severance the standard and customary severance package paid by Fairchild to senior officers employed for a similar time period as you were employed by Fairchild.


Duties:

As President of Fairchild's Advanced Technologies Division, you shall perform such
reasonable duties with respect to Fairchild Convac GmbH, the activities of
 Fairchild
France in countries other than France, Compagnie pour le Developpment Industrial ("CDI"), Fairchild's Advanced Technologies Division and any current or future business ventures of Fairchild in the semiconductor equipment industry or any other high technology enterprise as you shall be directed to perform, by the
 Chief
Operating Officer and the Board of Directors. You acknowledge that your office will require your full-time efforts and attention, and that you shall not, during the
term of your employment, engage in any other business activity, whether or not such other business activity is for your own behalf or for any other person, firm,
corporation or other entity (together, a "Person") and whether or not such other Person is in competition with Fairchild. Notwithstanding the foregoing, you shall
be allowed to manage and oversee passive investments in noncompeting businesses, provided that such management and oversight does not interfere with the performance of your duties for Fairchild.


Confidentiality:

You shall enter into a Confidentiality Agreement and an Agreement to Assign to Fairchild inventions and designs, whether patentable or not, conceived or improved
by you during your employment by Fairchild or any affiliate.


Non Competition:

You agree that for a period of 2 years after the expiration or termination of your
employment by RHI, you shall not, except with the prior written consent of Fairchild, engage in, be employed by or in any way advise or act for, or have any
financial interest in any business that is a competitor of Fairchild's Advanced Technologies Division or any of the companies within such division, all as may be
determined by the Board of Directors of Fairchild.  Notwithstanding the
 foregoing,
if you purchase from Fairchild all of Fairchild's interest in CDI under the terms of
the Stock Repurchase Agreement dated the date hereof, between Fairchild, you and certain others, you may be employed by CDI so long as CDI does not compete with any of the companies within the Fairchild Advanced Technologies Division. Moreover, the ownership of 5% or less of the outstanding voting or other
securities of any corporation whose shares are listed on a recognized stock exchange or traded in an over the counter market, even though such corporation may be a competitor of Fairchild Advanced Technologies Division or any of the companies within such division, shall not be deemed as constituting a financial interest in such competitor. Moreover, you agree that for a period of 2 years after
the expiration of the termination of your employment by RHI, you shall not take any
action or assist any successor employer or any other entity in recruiting any employee who had worked for any company in the Fairchild Advanced
Technologies Division (a "Co-Worker") nor shall you in any way solicit, or cause to
be solicited any Co-Worker to leave the employment of Fairchild or its Advanced Technologies Division. This includes (a) identifying to your successor employer or such entity any Co-Worker who has special knowledge concerning Fairchild's inventions, processes, methods, suppliers, customers or confidential affairs or
 (b)
commenting to your successor employer or its agents or such other entity that the
quantity of work, quality of work, special knowledge or personal characteristics of
any Co-Worker. You also agree that you will not provide such information to any prospective employer during an interview preceding possible employment. You understand that establishing the precise amount of damages for breach of this provision might be difficult. For that reason, you agree that if you should be found
to have breached this provision, for each Co-Worker about whom you have provided information in violation of this provision, liquidated damages for such violation shall be in the amount of the annual salary of that Co-Worker at
 Fairchild.
You understand that the covenants contained in this paragraph shall be deemed to be a series of separate covenants, one for each line of business for
 Fairchild
Advanced Technologies Division. You agree that the character, duration and geographical scope of this covenant not to compete is reasonable in light of the circumstances as they exist as of the date of this Agreement. However, should a determination nonetheless be made by a court of competent jurisdiction that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is your intention and agreement that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on your conduct that are reasonable in light of the circumstances as they then exist and necessary
to insure Fairchild the intended benefits of this covenant not to compete.  If, in any
judicial proceeding, a court refuses to enforce all of the separate covenants deemed included herein because, taken together they are more extensive then necessary to insure Fairchild of the intended benefit of this covenant not to compete, you understand and agree that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding be deemed eliminated from this section.


Cause:

Your employment may be terminated at any time for Cause, which shall include (i) conduct, at any time, which has involved criminal dishonesty, conviction of any felony, or conviction of any lesser crime or offense involving the property of Fairchild, or any of its affiliates, significant conflict of interest, serious impropriety,
or breach of corporate duty, misappropriation of any money or other assets or properties of Fairchild, or that of its subsidiaries or affiliates, (ii) willful violation of
specific and lawful directions form the Fairchild's Chief Operating Officer or its
Board of Directors, failure or refusal to perform services customarily performed by
a person in your office, or as otherwise as specifically required by agreement,
 or
willful misconduct or gross negligence in connection with the performance of your
duties, (iii) chronic alcoholism or drug addiction, and (iv) any other acts or conduct
inconsistent with the standards of loyalty, integrity or care reasonably required by
Fairchild of its senior management.

Location:

You understand that your obligations under this employment arrangement will require you to spend considerable time in Germany and the United States. You agree to spend such time in Germany and the United States as is necessary to fully and timely satisfy your duties and obligations as President of Fairchild's Advanced Technologies Division or as may be requested by the Chief Operating Officer of Fairchild or the Board of Directors of Fairchild or RHI.

Conflicting Arrangements:

You represent and warrant to Fairchild that there is no agreement to which you are
a party or under which you are bound which would prohibit your employment by Fairchild, or which would in any other manner interfere with the performance by you of your duties for Fairchild, its affiliates and subsidiaries.


Governing Law:

Our understandings shall be governed by the laws of the Commonwealth of Virginia, exclusive of its choice of law provisions.


Binding Effect:

This Agreement supersedes all prior negotiations and represents the entire Agreement of the parties, and our signatures hereon will bind us hereto. This Agreement binds and inures to the benefit of Fairchild, its successors and assigns.

Accepted:                              Accepted:

                                       RHI HOLDINGS, INC.
Jacques S. Moskovic                    Donald E. Miller
                                       Vice President

Dated:September 24, 1994               Dated:September 24, 1994